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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             (AMENDMENT NO. 13)*

                              WEYCO GROUP, INC.
-------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                   Common Stock - $1.00 Par Value Per Share
-------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                 962149 10 0
                         ----------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 5 pages
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CUSIP No. 962149  10 0                   13G                   PAGE 2 OF 5 PAGES


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Robert Feitler
     ###-##-####

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


     Not Applicable                                                   (a) / /
                                                                      (b) / /


3   SEC USE ONLY



4   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States

                5  SOLE VOTING POWER

                    25,000

  NUMBER OF
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         -0-
    EACH
 REPORTING
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                   25,000


                8  SHARED DISPOSITIVE POWER

                   -0-




9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     25,000


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


     Not Applicable


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.5%

12  TYPE OF REPORTING PERSON*


     IN




                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)       Name of Issuer:

                            Weyco Group, Inc.


Item 1(b)       Address of Issuer's Principal Executive Offices:

                            234 East Reservoir Avenue, P.O. Box 1188
                            Milwaukee, Wisconsin 53201


Item 2(a)       Name of Person Filing:

                            Robert Feitler


Item 2(b)       Address of Principal Business Office or, if none, Residence:

                            234 East Reservoir Avenue, P.O. Box 1188
                            Milwaukee, Wisconsin 53201


Item 2(c)       Citizenship:
                            United States


Item 2(d)       Title of Class of Securities:

                            Common Stock -- $1.00 Par


Item 2(e)       CUSIP Number:

                            962149 10 0


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                            Not Applicable

Item 4          Ownership:

                               (a) Amount Beneficially Owned:

                                        25,000

                               (b) Percent of Class:

                                        1.5%

                               (c) Number of shares as to which such person has:

                                   (i)    sole power to vote or to direct the
                                          vote 25,000*
                                   (ii)   shares power to vote or to direct
                                          the vote  -0-
                                   (iii) sole power to dispose or to direct the disposition of 25,000*
                                   (iv)   shared power to dispose or to
                                          direct the disposition of  -0-

                                   *Includes 10,000 shares Mr. Feitler has a right to acquire by exercise of outstanding stock options and 15,000 shares which can be acquired by the conversion of Class B shares.


Item 5          Ownership of Five Percent or Less of a Class:

                             Not Applicable


Item 6          Ownership of More than Five Percent on Behalf of Another
                Person:

                             Not Applicable


Item 7 Identification and Classification of the subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:

                             Not Applicable


Item 8          Identification and Classification of Members of the Group:

                             Not Applicable

Item 9          Notice of Dissolution of Group:

                             Not Applicable


Item 10         Certification:

                             Not Applicable



                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 8, 1996
                        Date:  ________________________________________



                                      /s/ Robert Feitler
                        Signature:  ___________________________________
                                          Robert Feitler



                        Name/Title:   President, Weyco Group, Inc.
                                    ___________________________________